Exhibit 10.33

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT dated as June 5, 2025 between Bunker Hill Mining Corp. (“BHMC”), Silver Valley Metals Corp. (the “Mine Owner”, and together with BHMC, the “Obligors”), [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] in its own capacity (“SPRSR”) and in its capacity as security agent for and on behalf of the Sprott Entities (the “Security Agent”), [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] in its own capacity (“SPRSR US”) and in its capacities as Royalty Holder, Agent, Lender, Purchaser, Stream Party and Sprott Agent for the Sprott Creditors, [Redacted – Affiliates of Sprott Private Resource Streaming & Royalty Corp.], [Redacted] and [Redacted], as Sprott Creditors, Teck Resources Limited, as Investor and Monetary Metals Bond III LLC, as Note Purchaser.

RECITALS:

A.	BHMC, as debtor, and the Mine Owner, as guarantor, issued on January 28, 2022 to and in favour of the Series 1 CD Holders six convertible debentures in the aggregate principal amount of US$6,000,000 (as amended prior to the date hereof, the “Series 1 Convertible Debentures”);

B.	BHMC, as debtor, and Mine Owner, as guarantor, issued on June 17, 2022 to and in favour of the Series 2 CD Holders three series 2 convertible debentures in the aggregate principal amount of US$15,000,000 (as amended prior to the date hereof, the “Series 2 Convertible Debentures”);

C.	Mine Owner, as grantor, and BHMC, as guarantor, issued in favour of SPRSR US, as holder (the “Royalty Holder”), a royalty (“Royalty 1”) pursuant to a royalty agreement (as amended, “Royalty Agreement No. 1”) dated as of June 23, 2023 between the Obligors and the Royalty Holder upon the Royalty Holder’s election to receive Royalty 1 in lieu of cash payment of the outstanding principal under the royalty convertible debenture in the principal amount of US$8,000,000 dated as of January 7, 2022 (as amended, the “Royalty Convertible Debenture”);

D.	In connection with the Royalty Convertible Debenture, the Obligors and the Royalty Holder entered into a royalty put option agreement dated July 22, 2022 pursuant to which upon the occurrence of an event of default under any Series 1 Convertible Debenture or Series 2 Convertible Debenture, the holder may require the Obligors to purchase the Royalty 1 for US$8,000,000 (as assigned, amended and amended and restated, the “Royalty Put Option Agreement”);

E.	Mine Owner, as seller, and BHMC, as parent, have entered into a metals purchase agreement (the “Metals Purchase Agreement”) dated as of June 23, 2023 with [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as agent for the Stream Parties (“Purchaser”) pursuant to which Purchaser advanced an upfront deposit of US$46,000,000 to Mine Owner on account of future purchases of silver determined by reference to an agreed amount of lead, silver and zinc produced at the Bunker Hill Mine;

F.	[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] and [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as lenders (collectively, the “Lenders”) advanced a term loan facility in a principal amount of US$21,000,000 to BHMC, pursuant to the loan agreement dated as of June 23, 2023, between BHMC, as borrower, the Mine Owner, as guarantor, [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.], as agent for the Lenders (the “Agent”) and the Lenders (as amended prior to the date hereof, the “Loan Agreement”);

G.	Pursuant to the Loan Agreement, the Mine Owner issued to the Royalty Holder an additional royalty (“Royalty 2”) pursuant to an additional royalty agreement (as amended, “Royalty Agreement No. 2”) dated as of December 12, 2024 between the Obligors and the Royalty Holder, whereby the Primary Claims Percentage and the Secondary Claims Percentage of Royalty 2 increased based on the principal amount of the advances made under the Loan Agreement;

H.	Pursuant to the Loan Agreement, the Mine Owner is entitled to an option to reduce the Primary Claims Percentage of Royalty 2 by 0.25% and the Secondary Claims Percentage of Royalty 2 by 0.175% upon payment of US$5,000,000 to the Royalty Holder (the “Buy Back Option”);

I.	Pending the completion of the Recapitalization Transactions, the Lenders agreed to temporarily defer (the “Deferral”) the increase in the Primary Claim Percentages and Secondary Claim Percentages of Royalty 2 to which they were entitled under Royalty Agreement No. 2 upon the advance of the fourth advance under the Loan Agreement in the principal amount of US$6,000,000;

J.	The Obligors, the Security Agent, the Sprott Agent, the Sprott Creditors, the Investor and TML propose to enter into a series of transactions (the “Recapitalization Transactions” as briefly described in the term sheet attached hereto as Schedule A and on the terms agreed to in this Agreement and the other Recapitalization Documents) whereby, among other things:

(i)	the Lenders agree to reduce the outstanding principal amount owing under the Loan Agreement from US$21 million to US$15 million, permanently effect the Deferral of the increase in Primary Claims Percentage of Royalty 2 and make certain amendments to prepayment terms, in consideration of the issuance of Sprott Tranche I Shares, the increase in the Secondary Claims Percentage of Royalty 2 and the elimination of the Buy Back Option;

(ii)	the Stream Parties agree to exchange the Metals Purchase Agreement for the issuance of the Series 3 Convertible Debenture, Royalty Agreement No. 3 and Sprott Tranche II Shares;

(iii)	the Obligors and the Series 1 CD Holders and the Series 2 CD Holders, as applicable, agree to reduce the interest rate payable under the Series 1 Convertible Debentures and Series 2 Convertible Debentures, and make certain adjustments to the prepayment terms, in consideration of the reduction in the conversion price payable thereunder by the holders thereof upon any conversion of principal;

(iv)	Royalty Holder and the Obligors agree that the Royalty Put Option Agreement is terminated in consideration of the increase in the Secondary Claims Percentage of Royalty 1;

(v)	the Investor agrees to cause TML to provide the loan facility contemplated by the Standby Prepayment Facility Agreement and the Obligors, the Security Agent, the Sprott Agent, the Sprott Creditors and the Subordinated Creditor agree to amend the Intercreditor Agreement to include TML as a party and reflect the Standby Prepayment Facility Agreement’s first priority security interest over accounts receivable and inventory and pari passu security interest over all other assets; and

(vi)	the Investor agrees to subscribe for Common Shares (as defined herein) in consideration of up to US$30 million pursuant to the Subscription Agreement and execution by the Obligors of the Offtake Amendments and the Teck Investor Rights Agreement provided that in no event will Investor be required to subscribe for any Common Shares should such subscription increase their equity ownership to 45% or more on an undiluted basis.

NOW THEREFORE in consideration of the foregoing premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), the Parties mutually agree as follows:

Section 1	Defined Terms.

(1)	In addition to the defined terms set out in bold in the preamble and the recitals of this Agreement, the following terms used in this Agreement including the preamble and recitals hereof, have the following meanings:

“Administrative Agent” means SPRSR, as administrative agent for the Series 1 CD Holders, Series 2 CD Holders and the Stream Parties under the Convertible Debentures, and any successor administrative agent appointed by the holders thereof, and its successors and permitted assigns.

“Agent” means SPRSR US, as agent for the Lenders, under the A&R Loan Agreement, and any successor agent appointed by the Lenders, and its successors and permitted assigns.

“Agreement” means this recapitalization agreement including all recitals and schedules hereto.

“A&R Intercreditor Agreement” means the amended and restated intercreditor and subordination agreement dated as of the date hereof among the Sprott Agent, the Security Agent, the Note Purchaser, the Subordinated Creditor, TML and the Obligors in substantially the form appended as Schedule C.

“A&R Loan Agreement” means the amended and restated loan agreement between the Obligors, the Agent and the Lenders in the form appended as Schedule D.

“A&R Series 1 CDs” means, collectively, the six amended and restated Series 1 convertible debentures in the aggregate principal amount of US$6,000,000 between BHMC, as debtor, the Mine Owner, as guarantor, and the applicable Series 1 CD Holder in the form of the amended and restated Series 1 Convertible Debenture appended as Schedule E;

“A&R Series 2 CDs” means, collectively, the three amended and restated Series 2 convertible debentures in the aggregate principal amount of US$15,000,000 between BHMC, as debtor, the Mine Owner, as guarantor, and the applicable Series 2 CD Holder in the form of the amended and restated Series 2 Convertible Debenture appended as Schedule F.

“Business Day” means any day, other than a Saturday or Sunday or a day that is a statutory holiday, on which banks are generally open for the transaction of business in Vancouver, British Columbia.

“Claims” means all actions, causes of action, suits, proceedings, executions, judgements, duties, debts, accounts, contracts and covenants, claims and demands for losses, damages, liabilities, indemnity, costs, expenses, interest or injury of every nature and kind whether in law or in equity.

“Closing Date” means the date on which the conditions precedent set out in Section 3 have been satisfied or waived by the Sprott Agent and the Investor, in their sole and unfettered discretion.

“Common Shares” means the shares of common stock of BHMC with a par value of US$0.000001 per share.

“Convertible Debentures” means, collectively, the A&R Series 1 CDs, A&R Series 2 CDs and the Series 3 Convertible Debentures.

“Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated as of the date hereof, executed by the Obligors and delivered to the Sprott Parties, the Investor, TML and the Note Purchaser, concurrently with this Agreement.

“Guarantees” means, collectively, any and all guarantees at any time and from time to time made by an Obligor in favour of a Sprott Entity, including the guarantee made by Mine Owner contained in the Convertible Debentures and the A&R Loan Agreement.

“Investor” means Teck Resources Limited, a corporation existing under Canada Business Corporations Act, and its successors and permitted assigns.

“MM Note Purchase Documents” means, collectively, (i) the secured promissory note purchase agreement dated August 8, 2024 between Note Purchaser, as purchaser, the Mine Owner, as borrower, and BHMC, as parent, pursuant to which an aggregate principal amount of the U.S. Dollar equivalent of up to 1,200,000 ounces of silver may be advanced to the Mine Owner as amended by a first amendment to secured promissory note purchase agreement dated as of November 11, 2024; and (ii) the secured promissory note dated as of August 8, 2024 issued by the Mine Owner in favour of Note Purchaser. As of the date of this Agreement an amount equal to the U.S. Dollar equivalent of 1,098,400 ounces of silver has been advanced under the MM Note Purchase Documents.

“Note Purchaser” means Monetary Metals Bond III LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Offtake Amendments” means the amendments to the zinc concentrate offtake agreement between TML and Mine Owner dated November 10, 2023 and the lead concentrate offtake agreement between TML and Mine Owner dated November 20, 2023 in substantially the form appended as Schedule G.

“Parties” means the Obligors, the Sprott Creditors, the Sprott Agent, the Security Agent, the Investor and their respective successors and assigns.

“PF Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor to the Sprott Entities, or any of them, under, in connection with or pursuant to the Project Finance Documents (including all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Obligor of any insolvency or similar proceeding).

“Primary Claims Percentage” has the meaning given to that term in Royalty Agreement No.1 or Royalty Agreement No. 2, as applicable.

“Project Finance Documents” means, collectively, after giving effect to the Recapitalization Transactions, the Convertible Debentures, the exclusivity agreement dated as of January 7, 2022 between SPRSR and the Obligors, as amended, the ROFR agreement dated as of January 7, 2022 between SPRSR and Obligors, as amended, the A&R Loan Agreement, the Guarantees, the Sprott Security Documents and all other agreements, instruments and documents from time to time delivered to or in favour of any Sprott Entity in connection with any of the foregoing agreements (including this Agreement) and includes any agreement designated from time to time by the Obligors and SPRSR as a “Project Finance Document” for purposes of the Sprott Security Documents.

“Recapitalization Documents” means, collectively, this Agreement, the Series 3 Convertible Debentures, Royalty Agreement No. 3, Sprott Tranche I Shares, Sprott Tranche II Shares, Sprott Tranche III Shares, A&R Loan Agreement, A&R Series 1 CDs, A&R Series 2 CDs, Royalty Agreement No. 1 Amendment, Royalty Agreement No. 2 Amendment, the Subscription Agreement, A&R Intercreditor Agreement, the Offtake Amendments, the Debt Settlement Agreement, the Exchange Agreement and the Standby Prepayment Facility Agreement.

“Recapitalization Transactions” has the meaning given in recital J of this Agreement.

“Royalty Agreement No.1 Amendment” means the second amendment to royalty agreement dated June 23, 2023 between the Obligors and the Royalty Holder, as amended December 12, 2024, in the form appended as Schedule H.

“Royalty Agreement No. 2 Amendment” means the first amendment to royalty agreement dated December 12, 2024 between the Obligors and the Royalty Holder, in the form appended as Schedule I.

“Royalty Agreement No. 3” means the royalty agreement between the Obligors and the Royalty Holder, as agent for the Stream Parties, in the form appended as Schedule J.

“Secondary Claims Percentage” has the meaning given to that term in Royalty Agreement No.1 or Royalty Agreement No. 2, as applicable.

“Security Sharing Agreement” means the security sharing agreement dated as of January 28, 2022 between the Sprott Parties, the Security Agent and the Obligors (as joined pursuant to a joinder agreement dated as of June 23, 2023 and as amended).

“Series 1 CD Holders” means [Redacted – Affiliates of Sprott Private Resource Streaming & Royalty Corp.], [Redacted] and [Redacted] as holders of Series 1 Convertible Debentures and their respective successors and assigns.

“Series 2 CD Holders” means [Redacted – Affiliates of Sprott Private Resource Streaming & Royalty Corp.], as holders of the Series 2 Convertible Debentures and their respective successors and assigns.

“Series 3 Convertible Debenture” means the two series 3 convertible debentures to be issued by BHMC, as debtor, the Mine Owner, as guarantor, in favour of the Stream Parties in the aggregate principal amount of US$4 million in the form appended as Schedule K.

“Sprott Agent” means SPRSR US, as agent for the Sprott Creditors under the A&R Intercreditor Agreement.

“Sprott Creditors” means, collectively, the Series 1 CD Holders, the Series 2 CD Holders, the Purchaser, the Stream Parties, the Agent, the Lenders, the Administrative Agent, the Royalty Holder and their respective successors and assigns.

“Sprott Entities” means the Sprott Parties, any Affiliate of Sprott Inc. and any fund managed or sub-managed by an Affiliate of Sprott Inc. which in each case is party to a Project Finance Document together with any successor, assign or transferee thereof that is party from time to time to any Project Finance Document.

“Sprott Investor Rights Agreement” means the investors rights agreement between the BHMC and the Sprott Agent pursuant to which, so long as the Sprott Entities holds 10% or more of the equity of BHMC on a fully diluted basis, the Sprott Agent is granted the right to appoint one nominee (or an observer) to the board of directors of BHMC, in the form appended as Schedule L.

“Sprott Parties” means collectively, the Sprott Agent, the Security Agent and the Sprott Creditors.

“Sprott Security Documents” means, collectively, (i) the pledge agreement dated as of January 7, 2022 between BHMC, as pledgor, and the Security Agent, as amended by an omnibus amendment dated January 28, 2022, as amended by a second omnibus amendment dated June 17, 2022, and as it may be further amended, amended and restated, modified or supplemented from time to time, (ii) the security agreement dated as of January 28, 2022 among the Obligors, as debtors, and the Security Agent, as amended by a second omnibus amendment dated June 17, 2022, and as it may be further amended, amended and restated, modified or supplemented from time to time, (iii) the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated January 28, 2022 between Mine Owner, as mortgagor, and the Security Agent, as mortgagee, as amended by a first amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated June 17, 2022, a second amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated August 8, 2024, a third amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated December 19, 2024, a fourth amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated as of the date hereof and as it may be further amended, amended and restated, modified or supplemented from time to time, (iv) the deposit account control agreement dated as of July 14, 2023 among TD Bank, N.A., as depositary bank, the Mine Owner and the Security Agent; (v) the deposit account control agreement dated as of November 20, 2024 among TD Bank, N.A., BHMC and the Security Agent, (vi) the intercompany subordination and postponement agreement dated as of June 23, 2023 among the Obligors and the Security Agent; and (vii) all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to the Security Agent for the benefit of the Sprott Entities, mortgages, charges, pledges, liens or security interests in all or some of its present and after acquired property as security for the PF Obligations.

“Sprott Tranche I Shares” means the 59,047,619 Common Shares to be issued upon conversion of the fourth advance made under the Loan Agreement in the outstanding principal amount of US$6 million, together with all accrued and unpaid interest thereon, pursuant to a debt settlement agreement in the form appended as Schedule M.

“Sprott Tranche II Shares” means the 200,000,000 Common Shares to be issued upon the exchange of the Metals Purchase Agreement pursuant to an exchange agreement in the form appended as Schedule N.

“Sprott Tranche III Shares” means the 4,642,857 common shares to be issued upon conversion of the interest accrued on the Loan Agreement on Series 1 Convertible Debentures and the Series 2 Convertible Debentures during the period commencing on January 1, 2025 and ending on March 31, 2025 pursuant to a debt settlement agreement in the form of Schedule S.

“Standby Prepayment Facility Agreement” means the revolving standby prepayment facility agreement between TML and the Obligors pursuant to which TML agrees to provide a standby prepayment facility, in the form appended as Schedule “O”.

“Stream Parties” means SPRSR US and [Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.] and their respective successors and assigns.

“Subordinated Creditor” means, collectively, Minewater Finance LLC, Minewater LLC and MW HH LLC and their respective successors and assigns.

“Subscription Agreement” means the subscription agreement between BHMC and the Investor dated March 5, 2025, as amended by a first amending agreement dated March 24, 2025, pursuant to which the Investor agrees to subscribe for up to a maximum of 285,714,285 Units, for aggregate cash consideration of up to approximately US$30 million upon the closing of the Recapitalization Transactions.

“Teck Investor Rights Agreement” means the investors rights agreement between BHMC and the Investor pursuant to which the Investor is granted certain information rights, pre-emptive rights, approval rights and, so long as the Investor holds 10% or more of the equity of BHMC on a fully diluted basis, the right to appoint one nominee to the board of directors of BHMC in substantially the form appended as Schedule P.

“TML” means Teck Metals Ltd., a corporation existing under the Canada Business Corporations Act, and its successors and assigns.

“Transaction Documents” means, collectively, the Recapitalization Documents, Royalty Agreement No. 1 and Royalty Agreement No. 2.

“Units” means units of BHMC, each consisting of one Common Share and one-half of one Common Share purchase warrant of BHMC.

(2)	Unless otherwise defined in the preamble and recitals or Section 1(1) of this Agreement, capitalized terms used in this Agreement that are not defined in it have the meanings given to them in the Loan Agreement.

(3)	Words importing the singular number include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of “include” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall have the same meaning and effect as “shall”. Unless the context requires otherwise (i) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended; (ii) reference to any Person shall be construed to include such Person’s successors and assigns; (iii) “herein”, “hereof” and “hereunder”, and similar words shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iv) all references to sections, schedules and exhibits shall be construed to refer to sections of, schedules to and exhibits to this Agreement, and all such schedules and exhibits shall form part of this Agreement; and (v) all references to US$ or $ are to US dollars.

(4)	The following schedules are attached to and form part of this Agreement:

Schedule A – Term Sheet

Schedule B – Obligors’ Representations and Warranties

Schedule C – A&R Intercreditor Agreement

Schedule D – A&R Loan Agreement

Schedule E – A&R Series 1 CD

Schedule F – A&R Series 2 CD

Schedule G – Offtake Amendments

Schedule H – Royalty Agreement No. 1 Amendment

Schedule I – Royalty Agreement No. 2 Amendment

Schedule J – Royalty Agreement No. 3

Schedule K – Series 3 Convertible Debenture

Schedule L – Sprott Investor Rights Agreement

Schedule M – Debt Settlement Agreement

Schedule N – Exchange Agreement

Schedule O – Standby Prepayment Facility Agreement

Schedule P – Teck Investor Rights Agreement

Schedule Q – Second Amendment to Note Purchase Agreement

Schedule R – Side Letter between the Obligors, TML and the Note Purchaser

Schedule S – Debt Settlement Agreement re: Outstanding Interest on CD1s and CD2s

Section 2	Recapitalization Transactions

Upon fulfillment of the conditions precedent set forth in Section 3, to the satisfaction of the Sprott Agent and Investor in their sole and unfettered discretion, each Party shall execute and deliver the following agreements to which it is a Party, and the Obligors shall take the following actions and effect the following transactions which shall be deemed to occur concurrently:

(a)	the Series 3 Convertible Debentures shall be issued by the Obligors in favour of the Stream Parties;

(b)	Royalty Agreement No. 3 shall be executed and delivered by the Obligors and the Royalty Holder as agent for the Stream Parties;

(c)	Royalty Agreement No.1 Amendment shall be executed and delivered by the Obligors and the Royalty Holder;

(d)	Royalty Agreement No. 2 Amendment shall be executed and delivered by the Obligors and the Royalty Holder;

(e)	the A&R Loan Agreement shall be executed and delivered by the Obligors, the Agent and the Lenders;

(f)	the Obligors and the Stream Parties shall execute and deliver the debt settlement agreement in the form appended as Schedule M (the “Debt Settlement Agreement”), BHMC shall issue the Sprott Tranche I Shares to the Stream Parties as fully paid and non-assessable Common Shares pursuant thereto and BHMC shall deliver to the Stream Parties certificates or other evidence representing the Sprott Tranche I Shares;

(g)	the Obligors and the Stream Parties shall execute and deliver the exchange agreement in the form appended as Schedule N (the “Exchange Agreement”), BHMC shall issue the Sprott Tranche II Shares to the Stream Parties (or as the Stream Parties may otherwise direct) as fully paid and non-assessable Common Shares pursuant thereto and BHMC shall deliver to the Stream Parties certificates or other evidence representing the Sprott Tranche II Shares;

(h)	the Obligors and the Stream Parties shall execute and deliver the debt settlement agreement in the form appended as Schedule S, BHMC shall issue the Sprott Tranche III Shares to the Stream Parties as fully paid and non-assessable common shares pursuant thereto and BHMC shall deliver to the Stream Parties certificates or other evidence representing the Sprott Tranche III Shares;

(i)	each A&R Series 1 CD shall be executed and delivered by the Obligors, the Administrative Agent and the applicable Series 1 CD Holder;

(j)	each A&R Series 2 CD shall be executed and delivered by the Obligors, the Administrative Agent and the applicable Series 2 CD Holder;

(k)	the Teck Investor Rights Agreement shall be executed and delivered by the Obligors and the Investor;

(l)	the Offtake Amendments shall be executed and delivered by the Mine Owner and TML;

(m)	Investor shall subscribe for 195,294,655 Units in consideration of the cash subscription payment of US$30 million made to BHMC pursuant to the Subscription Agreement and BHMC shall deliver to the Investor certificates or other evidence representing the securities underlying such Units;

(n)	the Standby Prepayment Facility Agreement shall be executed and delivered by TML and the Obligors;

(o)	the Sprott Investor Rights Agreement shall be executed and delivered by the Obligors and SPRSR US;

(p)	the A&R Intercreditor Agreement shall be executed and delivered by the Sprott Agent, the Security Agent, the Note Purchaser, the Subordinated Creditor, TML and the Obligors;

(q)	the Obligors and the Note Purchaser shall execute and deliver an amendment to the MM Note Purchase Documents in the form appended as Schedule Q; and

(r)	Note Purchaser, Investor and Obligors shall execute and deliver an agreement relating to the extension of the maturity of the MM Note Purchase Documents in the form appended as Schedule R.

Section 3	Conditions Precedent

The obligation of each Sprott Party and the Investor to enter into this Agreement and each other Recapitalization Document to which it is a party is subject to the following conditions precedent, in each case, in form and substance satisfactory to the Sprott Agent and the Investor in its sole and unfettered discretion:

(a)	BHMC shall have received all necessary regulatory and third party approvals and consents required in connection with the Recapitalization Transactions including (i) any and all stock exchange approvals required in connection with the issuance of the Sprott Tranche I Shares, the Sprott Tranche II Shares, the Sprott Tranche III Shares and the Convertible Debentures, the reduction in the conversion price under the A&R Series 1 CDs and A&R Series 2 CDs and the execution of the A&R Loan Agreement; (ii) the consent of Note Purchaser to the Recapitalization Transactions and (iii) any and all stock exchange approvals required in connection with the issuance of the Units to the Investor;

(b)	BHMC shall have raised equity proceeds in a minimum aggregate amount of US$10 million from the brokered private placement offering of Units, closing on or about the date hereof;

(c)	a pledge agreement, security agreement and mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing, each in substantially in the form of the applicable Sprott Security Documents, shall be granted by the Obligors in favour of TML;

(d)	the Subordinated Creditor shall have executed and delivered a counterpart signature page to the A&R Intercreditor Agreement to be released upon closing of the Recapitalization Transactions;

(e)	the Obligors shall have delivered to the Sprott Agent, the Investor and Note Purchaser a certificate of good standing or compliance (or equivalent) for each of the Obligors, issued by the relevant Governmental Authority and dated no earlier than 2 Business Days prior to the Closing Date;

(f)	the Obligors shall have delivered to the Sprott Agent, the Investor and Note Purchaser a certificate of a senior officer of each Obligor dated as of Closing Date addressed to each of the Sprott Parties and the Investor as to (i) the constating documents of each Obligor, (ii) the resolutions of the board of directors of each Obligor authorizing the execution, delivery and performance of the Recapitalization Document and the transactions contemplated therein; (iii) the names, positions and true signatures of the Persons authorized to sign this Agreement and the other Recapitalization Documents; (iv) the matters set forth in Section 3(i), and (iv) such other matters pertaining to the transactions contemplated hereby as the Sprott Agent or the Investor may reasonably require;

(g)	the Obligors shall have obtained and delivered to the Sprott Agent favourable Idaho, Nevada and legal opinions (and any other relevant legal jurisdiction) of the Obligors’ legal counsel addressed to the Sprott Parties relating to (A) the legal status of the Obligors, (B) with respect to Recapitalization Documents to which a Sprott Party is a party, (i) the corporate power and authority of each Obligor to execute, deliver and perform all such Recapitalization Documents; (ii) the authorization, execution and delivery of all such Recapitalization Documents; (iii) no breach of constating documents or applicable law; (iv) enforceability of all such Recapitalization Documents and the continued validity of the security interests, mortgages and charges created under the Sprott Security Documents; (C) issuance of Common Shares upon exercise of conversion rights, issuance of Sprott Tranche I Shares, Sprott Tranche II Shares and Convertible Debentures, exemption from prospectus requirements and first trade of any such Common Shares; (D) governmental and regulatory approvals; (E) title matters relating to the Bunker Hill Mine; and (F) such other matters as the Sprott Agent may reasonably request;

(h)	the Obligors shall have obtained and delivered to the Investor favourable Idaho, Nevada and legal opinions (and any other relevant legal jurisdiction) of the Obligors’ legal counsel addressed to the Investors relating to (A) the legal status of the Obligors, (B) with respect to Recapitalization Documents to which the Investor or TML is a party, (i) the corporate power and authority of each Obligor to execute, deliver and perform all such Recapitalization Documents; (ii) the authorization, execution and delivery of all such Recapitalization Documents; (iii) no breach of constating documents or applicable law; (iv) enforceability of all such Recapitalization Documents; (C) issuance of Units under the Subscription Agreement, exemption from prospectus requirements and first trade of any such Common Shares; (D) governmental and regulatory approvals; (E) title matters relating to Bunker Hill Mine; and (F) such other matters as the Investor may reasonably request; and

(i)	the representations and warranties of the Obligors made in or pursuant to this Agreement and the other Transaction Documents shall be true and correct as of the Closing Date.

Section 4	Exchange of Metals Purchase Agreement and Termination of Royalty Put Option

Upon execution and delivery of the Recapitalization Documents and concurrently with the closing of Recapitalization Transactions:

(a)	the Metals Purchase Agreement shall be exchanged for the issuance of the Series 3 Convertible Debentures, the Sprott Tranche II Shares and Royalty Agreement No. 3 and all rights and obligations of the Obligors, the Purchaser and the Stream Parties under the Metals Purchase Agreement shall be terminated and deemed to be of no further force and effect;

(b)	the Royalty Put Option Agreement shall be terminated and all rights and obligations of Obligors and the Royalty Holder thereunder are terminated and of no further force and effect; and

(c)	the Obligors, on the one hand, and the Purchaser, the Stream Parties and the Royalty Holder, on the other hand, hereby irrevocably and unconditionally release and discharge each other from any and all Claims that they have now or may have in the future against each other arising out of the Metals Purchase Agreement or the Royalty Put Option Agreement.

Section 5	Consultation Rights

(1)	So long as the Investor holds 10% or more of the voting equity interests in BHMC, on a fully diluted basis, and a Sprott Entity remains the Security Agent under the Sprott Security Documents:

(a)	the Security Agent will give prompt written notice to Investor of receipt by it of any Enforcement Notice (as defined in the A&R Intercreditor Agreement);

(b)	the Security Agent shall give prior written notice to Investor of any Default in respect of which any Sprott Entity is considering issuing a notice of event of default to an Obligor under any Convertible Debenture or the A&R Loan Agreement; and

(c)	for a minimum period of twenty (20) Business Days following delivery of a notice under Section 5(1)(b) to Investor (or such other reasonable shorter period if agreed by Investor in its sole discretion), the Security Agent will use reasonable commercial efforts to consult in good faith with Investor as to options available to the Obligors and the Obligors’ stakeholders to restructure or remedy such Default, prior to exercising its rights to realize on the property and assets of the Obligors subject to the Sprott Security Documents.

In this Section 5(1), “Default” means (i) an “Event of Default” under any Convertible Debenture (as amended) or the A&R Loan Agreement (as amended), (ii) the occurrence of an event that, with notice, lapse of time or both, would constitute an “Event of Default” under any Convertible Debenture (as amended) or the A&R Loan Agreement (as amended); or (iii) the occurrence of a default or event of default or other similar circumstance under any other Project Finance Document.

(2)	So long as the Investor holds 10% or more of the voting equity interests in BHMC, on a fully diluted basis, BHMC will promptly, and in any event no later than one Business Day, give written notice to the Investor of any Event of Default (as defined in the A&R Intercreditor Agreement).

Section 6	Representations

Each Obligor hereby represents and warrants to each Sprott Party, the Investor and the Note Purchaser as set out in Schedule B, as of the date of this Agreement and as of the Closing Date, and acknowledges that each Sprott Party, the Investor and the Note Purchaser are relying upon such representations and warranties in entering into the Recapitalization Transactions. All of the representations and warranties are incorporated by reference herein as if set out in full and shall survive the closing of the Recapitalization Transactions.

Section 7	Authorization of Sprott Agent

(1)	Each Sprott Creditor irrevocably hereby appoints SPRSR US to act in such Sprott Creditor’s name, place and stead, and on its behalf, taking into account the best interests of the Sprott Creditors as a whole in Sprott Agent’s sole discretion, with full power and authority with respect to all matters under the A&R Intercreditor Agreement including without limitation to execute the A&R Intercreditor Agreement in the form of the draft amended and restated intercreditor agreement provided to such Sprott Creditor with such amendments as the Sprott Agent determines are advisable, on behalf of such Sprott Creditor and to execute and deliver all such documents and agreements contemplated under the A&R Intercreditor Agreement on such Sprott Creditor’s behalf

(2)	Each Sprott Creditor hereby ratifies, confirms and agrees that the authorization agreement dated as of August 8, 2024 remains in full force and effect and the powers, rights and protections afforded to the Sprott Agent thereunder continues to apply to the A&R Intercreditor Agreement.

Section 8	Further Assurances

Each Obligor will execute and deliver to the Sprott Agent, any other Sprott Party or the Investor all such documents, instruments and agreements, and do, or cause to be done, all such other acts and things, as may be necessary or desirable in order to give full effect to this Agreement and the Recapitalization Transactions and every part thereof.

Section 9	Acknowledgement of Security

Each Obligor hereby acknowledges, confirms and agrees in favour of the Sprott Parties that, upon and after giving effect to the Recapitalization Transactions:

(a)	each Project Finance Document to which it is a party remains in full force and effect and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its respective terms;

(b)	each Guarantee to which it is a party remains in full force and effect, and continues to guarantee the payment and performance of all Obligations (as defined in each Guarantee) including the PF Obligations and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its respective terms;

(c)	each of the Sprott Security Documents to which it is a party remains in full force and effect and constitutes legal, valid and binding obligations of it enforceable against it in accordance with its respective terms; and

(d)	the security interests, assignments, mortgages, charges, liens, hypothecations and pledges granted by it in favour of the Security Agent for and the benefit of the Sprott Entities pursuant to the Sprott Security Documents continue to secure the full payment and performance of the PF Obligations.

Each Sprott Party and the Obligors hereby acknowledge, confirm and agree that each of this Agreement, the Convertible Debentures and the A&R Loan Agreement constitutes a “Project Finance Document” for the purposes of the Sprott Security Documents and the Security Sharing Agreement.

Section 10	Registration

As soon as reasonably practicable after the Closing Date and in any event within three (3) Business Days of the Closing Date, the Obligors shall arrange to file, record and register in the applicable public lien and land registries:

(a)	the pledge agreement, security agreement and mortgage assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing granted by the Obligors to TML to secure the obligations under the Standby Prepayment Facility Agreement;

(b)	Royalty Agreement No. 1 Amendment, Royalty Agreement No. 2 Amendment and Royalty Agreement No. 3 or notice thereof to be registered and recorded against Real Property (as defined therein); and

(c)	the fourth amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated as the date hereof;

and promptly thereafter shall provide Investor and the Security Agent with evidence of such filings, recordings and registrations.

Section 11	Costs and Expenses

The Obligors will reimburse the Sprott Parties and the Investor within thirty (30) days of the Sprott Agent or the Investor providing a written invoice in respect thereof, all of the Sprott Parties’ or Investor’s, as applicable, reasonable out-of-pocket costs and expenses incurred in respect of the negotiation, registration, enforcement of, or the preservation of rights under the Recapitalization Documents, including the reasonable fees and expenses of legal counsel for the Sprott Parties and the Investor in connection therewith and the Recapitalization Transactions.

Section 12	Successors and Assigns.

This Agreement shall be binding upon and enure to the benefit of and be enforceable by each Party and its respective successors and permitted assigns.

Section 13	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 14	Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

Section 15	Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Remainder of this page left intentionally blank. Signature page follows.]

The parties have executed this Agreement as of the date first written above.

bunker hill mining corp.

Per:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

SILVER VALLEY METALS corp.

Per:	/s/ Sam Ash
Name:	Sam Ash
Title:	President, Chief Executive Officer

S-1

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

S-2

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

S-3

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

[Redacted – Affiliate of Sprott Private Resource Streaming & Royalty Corp.]

By:
Name:
Title:

S-4

NINEPOINT ALTERNATIVE CREDIT OPPORTUNITIES FUND, by its Manager, ninepoint partners lp, in its capacity as a Series 1 CD Holder

By:
Name:
Title:

NINEPOINT CREDIT income opportunities FUND, by its Manager, ninepoint partners lp, in its capacity as a Series 1 CD Holder

By:
Name:
Title:

S-5

TECK RESOURCES LIMITED

By:
Name:
Title:

By:
Name:
Title:

S-6

MONETARY METALS BOND III LLC

By:
Name:
Title:

S-7

SCHEDULE A

Term Sheet

A-1

SCHEDULE B

Obligors’ Representations and Warranties

Each of BHMC and the Mine Owner (each an “Obligor” and collectively, the “Obligors”) hereby represents and warrants as follows to the Sprott Parties and Investor, and acknowledges and agrees that each of the Sprott Parties, the Investor and the Note Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and the Recapitalization Transactions:

Corporate Organization and Authority

1.	Each Obligor is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all filings required by law to maintain its existence; in particular, BHMC is a corporation incorporated under the laws of Nevada and the Mine Owner is a corporation incorporated under the laws of Idaho.

2.	Each Obligor is qualified to do business and is in good standing in all jurisdictions in which the nature of its business as now being or as proposed to be conducted makes such qualification necessary and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

3.	Each Obligor has the requisite corporate power, capacity and authority to: (i) own its property and assets and conduct its business; and (ii) enter into the Agreement and the Transaction Documents and such other documents as may be necessary or appropriate to give effect to the terms thereof to which it is a party, to perform its obligations hereunder and thereunder and complete the transactions contemplated hereby and thereby.

4.	The execution and delivery of this Agreement and the other Transaction Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Obligor. This Agreement and the other Transaction Documents to which each Obligor is a party have been duly and validly executed and delivered by such Obligor, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms thereof, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies, injunctive relief and/or specific performance may be granted in the discretion of a court of competent jurisdiction.

5.	BHMC owns legally and beneficially all of the issued and outstanding stock of the Mine Owner (the “Capital Stock”) as set forth in Section (5) of the Disclosure Letter free and clear of any Liens other than as set forth in Section (5) of the Disclosure Letter. No Person has any agreement, option, right of first refusal or right, title or interest or any right (including a right of conversion of Indebtedness) that is or will become an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Capital Stock of the Mine Owner. There are no shareholders’ agreement or shareholders’ declaration in effect with respect to the Obligors or their respective shares or other equity interests.

6.	Each Obligor is entering into and performing its obligations under this Agreement and each of the other Transaction Documents to which it is a party, on its own account and not as trustee or a nominee of any other Person.

7.	The principal place of business and chief executive office of each Obligor as of the date hereof are set out below:

BHMC:

1009 McKinley Avenue, Kellogg, Idaho 83837

Mine Owner:

1009 McKinley Avenue, Kellogg, Idaho 83837

8.	No Obligor has suffered an Insolvency Event and no Event of Default or other default or breach of any Transaction Document or Project Finance Document has occurred that is continuing and the Obligors are not aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it or any Event of Default or other default or breach of any Transaction Document or Project Finance Document.

9.	Each of the Obligors’ corporate records are complete and accurate in all material respects, and true and correct copies of same have been made available to SPRSR US.

10.	The financial books, records and accounts of each of the Obligors: (i) are complete and accurate in all material respects; (ii) are stated in reasonable detail; and (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of each of the Obligors.

11.	BHMC’s audited consolidated financial statements for the fiscal year ended December 31, 2024 including the consolidated balance sheets, statements of loss and comprehensive loss, cash flows and changes in shareholders’ deficiency and the notes thereon and the unaudited interim consolidated financial statements for the three months ended March 31, 2025 (collectively, the “Current Financial Statements”), have been prepared in accordance with US GAAP. The Current Financial Statements fairly present in all material respects the financial condition and results of operations of the Mine Owner and BHMC, on a consolidated basis, as at the respective dates specified therein and for the periods then ended. The Obligors have not effected any material change in its accounting methods, principles or practices since the date of the Current Financial Statements. The Obligors do not intend to correct or restate, nor, to the knowledge of the Obligors, is there any basis for any correction or restatement of, any aspect of the Current Financial Statements. Each Obligor is neither a party to, nor had a commitment to become a party to, any material off balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Mine Owner, BHMC or any subsidiary of the Obligors with unconsolidated entities. MNP LLP is the current auditor of BHMC and is “independent” of the Obligors within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario. There has never been a “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) (“NI 51-102”) with the present or any former auditor of the Obligors.

12.	Since the end date of its Current Financial Statements, the Obligors:

(a)	have conducted its business only in the ordinary course of business and no Material Adverse Effect has occurred; and

(b)	have not incurred any Indebtedness which is not shown or reflected in the most recent interim financial statements provided to the Lenders or in Section (12) of the Disclosure Letter.

B-1

Tax Matters

13.	(a)	Taxes:

(i)	All material Taxes due and payable by each of the Obligors (whether or not shown due on any Tax returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority) have been timely paid.

(ii)	All Tax returns required by Applicable Law to be filed by or with respect to the Obligors have been properly prepared and timely filed and all such Tax returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns misleading.

(b)	No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Obligors, threatened with respect to any Taxes due from or with respect to the Obligors, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against either of the Obligors. As of the date hereof, there are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes.

(c)	Other than as set out in Section (13) of the Disclosure Letter, no Governmental Authority of a jurisdiction in which the Obligors do not file Tax returns has made any written claim that either of the Obligors are or may be subject to taxation by such jurisdiction. To the knowledge of the Obligors, there is no basis for a claim that an Obligor is subject to Tax in a jurisdiction in which the Obligors do not file Tax returns. As of the date hereof, each of the Obligors only file Tax returns in the jurisdictions in which it is incorporated or organized and in any jurisdiction in which it carries on any material business.

(d)	There are no reassessments of Taxes for the Obligors that have been issued and are under dispute, and the Obligors have not received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(e)	To the knowledge of the Obligors, each of the Obligors have withheld or collected any material Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Authority.

Non-Contravention

14.	Except for approvals of the TSX V that have been obtained prior to the date hereof and copies of which have been provided to SPRSR US and Investor, none of the execution and delivery of this Agreement or the other Transaction Documents, or the completion of the transactions contemplated hereby or thereby, by each Obligor thereto, will (i) require that a consent be obtained or a notice be provided under or result in or constitute a breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, (ii) violate the terms of its constating documents, (iii) require that a consent be obtained or a notice be provided under or violate any Applicable Law or any Required Authorization or the material terms and conditions of any Other Rights, or result in any modification, revocation, alteration or transfer of any Required Authorization or Other Right, (iv) result in the imposition of any Lien on the Project Assets, or (v) contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

B-2

15.	No Obligor is in breach of or default under, and no event has occurred that, with the passage of time or notice, or both, would constitute or would reasonably be expected to constitute such a breach of or default under, any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, other than a breach or default or event that would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Obligors, there is no breach or default by any counterparty thereto or inability of any counterparty thereto to perform its obligations thereunder which has, individually or in the aggregate, a Material Adverse Effect.

Regulatory Compliance

16.	No consents, approvals or permissions are required to be obtained by, nor any filings made with any Governmental Authority by any Obligor in connection with the execution and delivery or the performance by it of this Agreement and the other Transaction Documents to which it is a party, or in respect of its obligations hereunder or thereunder, other than approvals of the TSX V that have been obtained prior to the date hereof and copies of which have been provided to SPRSR US.

17.	Each Obligor has conducted and is conducting its respective business in compliance in all material respects with Applicable Laws.

18.	No Obligor nor, to the knowledge of the Obligors, any director, officer, manager, member, employee, consultant, representative or agent thereof, acting on its behalf has violated (i) the Corruption of Foreign Public Officials Act (Canada), the Bribery Act (United Kingdom), the Foreign Corrupt Practices Act (United States), and all other anti-bribery, and anti-corruption Applicable Laws, whether within Canada, the United States or to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Bribery Laws”); and (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, the United States and, to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Money Laundering Laws”). No Obligor nor, to the knowledge of the Mine Owner and BHMC, any director, officer, employee, consultant, representative or agent thereof acting on its behalf, has made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Bribery Laws or Anti-Money Laundering Laws, with respect to any alleged non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with Anti-Bribery Laws or Anti-Money Laundering Laws. No Obligor has received any written notice, request, or citation from any Governmental Authority alleging non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with any Anti-Bribery Laws or Anti-Money Laundering Laws.

19.	The Obligors and their agents have complied at all times with Anti-Bribery Laws with respect to the Project and the development, construction or conduct of all operations or activities at the Project. The operations in relation to the Project are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Obligors with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Obligors, threatened.

B-3

20.	The Obligors have not, and, to the knowledge of the Obligors, no director, officer, employee, consultant, representative or agent of the Obligors have, transacted business on behalf of the Obligors with any Restricted Person.

21.	BHMC is a “reporting issuer” (or the equivalent) in the provinces of British Columbia and Ontario and is not included on a list of defaulting reporting issuers maintained by the securities regulators or other securities regulatory authorities in any such provinces (collectively, the “Securities Regulators”). No order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in any securities of BHMC has been issued by any Governmental Authority and is continuing in effect and no proceedings for such purpose have been instituted or are, to the knowledge of the Obligors, pending or threatened.

Legal Proceedings

22.	Other than as set forth in Section (23) of the Disclosure Letter, there are no actions, suits, proceedings, hearings, inquiries, investigations or claims commenced or, to the knowledge of the Obligors, threatened against any Obligor or that involve the Project, and which, individually or in the aggregate, (i) would prevent or limit, restrict or impair in any material respect the ability of an Obligor to enter into this Agreement or the other Transaction Documents to which it is a party or would reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Transaction Documents or the development of the Project, or (ii) that could reasonably be expected to result in a Material Adverse Effect.

23.	No Obligor is a party to or subject to any judgment, order, writ, injunction or decree, involving the Project, which (i) could reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Transaction Documents, or (ii) could reasonably be expected to result in a Material Adverse Effect. No action or proceeding has been instituted or remains pending or, to the knowledge of the Obligors, has been threatened and not resolved, by or before any Governmental Authority that (i) could reasonably be expected to materially and adversely impair the development of the Project, or (ii) could reasonably be expected to result in a Material Adverse Effect.

Other

24.	The Mine Owner has good and marketable title to the Real Property free and clear of any Liens other than Permitted Liens and its rights in and to the Real Property will be valid and in full force and effect in all material respects, and the Obligors will have complied in all material respects with all of their respective obligations in respect thereof, including payment of any annual fees and production penalties, under Applicable Laws. No third party holds any mining or real property rights that conflict in any material respect with the Mine Owner’s rights in and to the Real Property.

25.	All mining concession, patent or maintenance fees and recording fees, and all other material exploration permit, authorization, lease, licensing and mining claim payments, rentals, taxes, assessments, renewal fees and other governmental charges, owing in respect of the Project and the Real Property or any part thereof, have been paid in full.

26.	The Mine Owner owns or has the right to use or the benefit of all of the Other Rights and Project Assets and the Other Rights and Project Assets they own are free and clear of any Liens, other than Permitted Liens.

B-4

27.	To the knowledge of the Obligors, there is no (i) expropriatory act or series of expropriatory acts, including eminent domain, confiscation, nationalization, requisition, deprivation, sequestration and/or similar acts, by law, order, executive or administrative action or otherwise of any Governmental Authority or any corporation or other entity controlled by any Governmental Authority the result of which expropriatory act or series of expropriatory acts is that all or substantially all of the rights, privileges and benefits pertaining to, associated with, threatened against or affecting all or any part of the Mine (collectively, an “Expropriation Event”) and (ii) circumstances, notices, discussions, or negotiations which could reasonably be expected to result in such an Expropriation Event.

28.	The execution, delivery and performance of this Agreement and the other Transaction Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby is exempt from the formal valuation requirement and the minority approval requirement of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

29.	No Obligor is party to any contract that would give rise to a valid claim against an Obligor and/or any Sprott Entity for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

30.	The Obligors are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labour disruption, strike, or conflict involving or threatened against any Obligor or directly affecting the Mine. None of the Obligors are party to a collective bargaining agreement.

31.	The Sprott Tranche I Shares and the Sprott Tranche II Shares are conditionally approved for listing and posting for trading on the TSX V and BHMC is a “reporting issuer” not in default of the requirements of Applicable Securities Legislation.

32.	The Sprott Tranche I Shares and the Sprott Tranche II Shares, when issued in compliance with the terms of this Agreement, will be duly authorized for issuance by BHMC and will be validly issued as fully paid and non-assessable Common Shares, free and clear of any liens or encumbrances and are issued in compliance with Applicable Laws, including all Applicable Securities Legislation.

B-5

SCHEDULE C

A&R Intercreditor Agreement

[see attached]

C-1

SCHEDULE D

A&R Loan Agreement

[see attached]

D-1

SCHEDULE E

A&R Series 1 CD

[see attached]

E-1

SCHEDULE F

A&R Series 2 CD

[see attached]

F-1

SCHEDULE G

Offtake Amendments

[see attached]

G-1

SCHEDULE H

Royalty Agreement No. 1 Amendment

[see attached]

H-1

SCHEDULE I

Royalty Agreement No. 2 Amendment

[see attached]

I-1

SCHEDULE J

Royalty Agreement No. 3

[see attached]

J-1

SCHEDULE K

Series 3 Convertible Debenture

[see attached]

K-1

SCHEDULE L

Sprott Investor Rights Agreement

[see attached]

L-1

SCHEDULE M

Debt Settlement Agreement

[see attached]

M-1

SCHEDULE N

Exchange Agreement

[see attached]

N-1

SCHEDULE O

Standby Prepayment Facility Agreement

[see attached]

O-1

SCHEDULE P

Teck Investor Rights Agreement

[see attached]

P-1

SCHEDULE Q

Second Amendment to Note Purchase Agreement

[see attached]

Q-1

SCHEDULE R

Side Letter between the Obligors, TML and the Note Purchaser

[see attached]

R-1

Schedule S

Debt Settlement Agreement re: Outstanding Interest on CD1s and CD2s

[see attached]

S-1